Exhibit (23)(l)





To the Board of Directors
General Electric Capital Corporation


     We consent to incorporation by reference in the Prospectus Supplement dated May 29, 1997 of FGIC Securities Purchase, Inc. relating to the $60,000,000 principal amount plus interest Liquidity Facility in support of New Jersey Economic Development Authority Water Facilities Revenue Bonds (New Jersey-American Water Company, Inc. Project) Series 1997B (the "Prospectus Supplement") of our report dated February 7, 1997 relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 1996 and 1995 and the related statements of current and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule which report appears in the December 31, 1996 Annual Report on Form 10-K of General Electric Capital Corporation.

     We also consent to the reference to our firm under the heading "Experts" in the Prospectus Supplement.


                                    /s/ KPMG Peat Marwick LLP
                                   -----------------------------------
                                   KPMG Peat Marwick LLP



Stamford, Connecticut
May 29, 1997